Exhibit 3.24
LIMITED LIABILITY COMPANY AGREEMENT
OF
CONWOOD COMPANY, LLC
     This Limited Liability Company Agreement (this “Agreement”) of Conwood Company, LLC, a Delaware limited liability company, is entered into by the undersigned member (the “Member”), effective as of August 11, 2006.
     Delaware Incorporators & Registration Service, LLC (the “Authorized Person”), pursuant to authority granted by the Member, executed, delivered and filed as of August 11, 2006 at 6:00 p.m., a certificate of formation to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).
     The Member now wishes to memorialize its agreement with respect to the operation of Conwood Company, LLC as follows:
I. FORMATION
     1.1 Name. The name of the limited liability company governed hereby is Conwood Company, LLC (the “Company”).
     1.2 Certificates. The Authorized Person has executed, delivered and filed the certificate of formation of the Company (“Certificate of Formation”) with the Secretary of State of Delaware, as contemplated by §18-201 of the Act, and a copy of such Certificate of Formation is attached hereto as Exhibit A. The Authorized Person may execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     1.3 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities determined by the Managers to be necessary, convenient, desirable or incidental to the foregoing including, but not limited to, the maintenance, management, investment, and/or disposition, including sale or exchange, of property held by the Company.
     1.4 Notice Address. The address of the Company for notice purposes will be 813 Ridge Lake Boulevard, Suite 100, Memphis, TN 38120, or at such other location as may hereafter be determined by the Managers.
     1.5 Registered Office. The address of the registered office of the Company for service of process on the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     1.6 Registered Agent. The name of the registered agent at the address of the registered office of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
II. MEMBER
     2.1 Member. The name of the Member is Conwood Holdings, Inc., a Delaware corporation. The mailing address of the Member is 401 North Main Street, Winston-Salem NC 27101.

     2.2 Admission of Additional Members. One (1) or more additional Members of the Company may be admitted to the Company with the written consent of the existing Member(s).
     2.3 Capital Contributions.
          (a) The Member’s(s’) shall be required to make additional capital contributions for payment of the Company’s expenses at the request of the Managers.
          (b) Any capital contribution made in a form other than cash shall be valued at its fair market value as of the date of the contribution.
          (c) The Member’s(s’) percentage ownership interest in the Company shall be 100%.
          (d) The Member’s(s’) interest in the Company shall for all purposes be personal property. The Member(s) shall have no interest in specific Company property.
          (e) A capital account shall be established and maintained for the Member(s) on the Company’s books.
     2.4 Meetings of Member(s).
          (a) An annual meeting of the Member(s) of the Company, for the purposes of electing Managers and transacting such other business as may properly be brought before such meeting, may be held at any such place as may be designated by the Managers.
          (b) Special meetings of the Member(s) of the Company may be held on any day, and may be called by the Managers or by the Member(s).
          (c) Any Member(s) may waive notice of any meeting before, during or after the meeting. The waiver must be in writing, signed by the Member(s) and delivered to the Company for inclusion in the minutes or filing with the Company’s records. Attendance at such meeting by the Member shall also constitute a waiver of notice of the meeting.

          (d) The Member(s) may vote in person or by proxy. The person appointed as proxy need not be a Member(s). Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person who appointed a proxy shall not operate to revoke the appointment. Notice to the Company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or action previously taken or authorized.
          (e) A quorum of the Member(s) shall be the majority of the ownership percentages present in person or by proxy and may take action on a matter at a meeting.
          (f) Any action that is required or permitted to be taken at a meeting of the Member(s) may be taken without a meeting if one or more written consents, describing the action so taken, shall be signed by the Member(s) and delivered to the Company for inclusion in the minutes or filing with the Company’s records.
          (g) Unless otherwise restricted by the Certificate of Formation, this Agreement or the Act, a Member may participate in any meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting,
     2.5 Allocation of Profits and Losses. All profits and losses of the Company shall be allocated to the Member(s) in accordance with the provisions of Section 18-503 of the Act.
     2.6 Distributions.
          (a) Distributions of any cash, shares or other property shall be made to the Member(s) at the times and in the aggregate amounts determined by the Managers at a duly held meeting of the Managers.

          (b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member(s) if such distribution would violate Section 18-607 of the Act or other applicable law.
     2.7 Assignments. The Member(s) may sell, assign, transfer, convey or otherwise dispose of all or any part of its interest in the Company.
     2.8 Other Business. The Member(s) and any person or entity affiliated with the Member(s) may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. Neither the Company nor the Member(s) shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
III. MANAGEMENT
     3.1 Management.
          (a) In accordance with Section 18-402 of the Act, management of the Company shall be vested solely in the Managers. The number of Managers shall be four (4) or such other number as the Member(s) may determine. The following individuals shall be designated as the initial Managers of the Company, and the Managers (or their respective delegates) are authorized to undertake such acts at, or in advance of, the First Meeting of the Managers of the Company as are necessary to initiate and undertake the conduct of business of the Company:
William M. Rosson
Jeffrey A. Eckmann
William McNeeley Rosson
Mark A. Peters

          (b) Managers may be elected at the annual meeting of the Member(s) or otherwise by action of the Member(s) and each Manager shall serve until his or her successor shall be designated and shall qualify.
          (c) A Manager need not be a Member.
     3.2 Powers.
          (a) In furtherance of the Company’s purpose, but subject to all of the provisions of the Certificate of Formation, this Agreement and the Act, the Managers shall have the power and are hereby authorized to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to and for the furtherance of the purpose set forth in Section 1.3 of this Agreement, including, but not limited to, the power to:
          (i) conduct the business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
          (ii) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
          (iii) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member(s), any affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of any purpose of the Company;

          (iv) act as a trustee, executor, nominee, bailee, manager, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
          (v) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, manager, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          (vi) purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties thereof), or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;
          (vii) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          (viii) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company and, if necessary, secure the same by mortgage, pledge, or other lien on the assets of the Company;
          (ix) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
          (x) lend money, invest and reinvest its funds, and take and hold real and personal property for the payment of funds so loaned or invested;
          (xi) employ or otherwise engage employees, managers, contractors, advisors, attorneys, consultants and other agents of the Company, define their respective duties, and pay reasonable compensation for their services;
          (xii) sue and be sued, complain and defend, and participate in administrative or other proceedings, in the Company’s name;
          (xiii) pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities;
          (xiv) indemnify any person in accordance with the Act and obtain any and all types of insurance;
          (xv) negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

          (xvi) cease the Company’s activities and cancel its Certificate of Formation; and
          (xvii) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
          (b) The Managers shall have all powers, statutory or otherwise, possessed by a member of a limited liability company under the Act, or under any other applicable laws of the State of Delaware, unless otherwise limited by the provisions of the Certificate of Formation, this Agreement, or the Act.
     3.3 Election of Officers. The Managers may, in their sole discretion, appoint officers to run the day-to-day operations of the Company, subject to the supervision of the Managers. The officers of the Company, if deemed necessary by the Managers, may include a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers as the Managers may from time to time consider appropriate. Unless otherwise determined by the Managers, such officers, upon appointment, shall be immediately authorized to exercise such duties as customarily pertain to such officers as determined by the Managers. Any officer may be removed at any time at the sole discretion of the Managers and any vacancy occurring in any office of the Company may be filled by the Managers.

     3.4 Meetings.
          (a) Annual and regular meetings of the Managers may be held without notice at such places and times as shall be determined from time to time by resolution of the Managers.
          (b) Special meetings of the Managers may be called by any Manager, or by the President or by the Secretary on the written request of any Manager, on at least one (1) day’s notice to each Manager (except that notice to any Manager may be waived in writing by such Manager) and shall be held at such place or places as may be determined by the Manager, or as shall be stated in the call of the meeting.
          (c) Unless otherwise restricted by the Certificate of Formation, this Agreement, or the Act, Managers may participate in any meeting of the Managers by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
     3.5 Quorum. A majority of the total number of Managers present at any meeting shall constitute a quorum for the transaction of business. If at any meeting of the Managers there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers unless this Agreement shall require the vote of a greater number.
     3.6 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Managers or of any committee thereof may be taken without a meeting if a written consent thereto is signed by a majority of the members of the Managers or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Managers.
     3.7 Resignations. Any Manager may resign at any time. Such resignation may be made in person or in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the designated Manager or the President or the Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective.
     3.8 Removal. The Member(s) may remove any Manager or Managers either for or without cause at any time and name a successor or successors thereto.
     3.9 Vacancies. If the office of any Manager becomes vacant, the remaining Managers in office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.
     3.10 Compensation. Managers shall not receive any stated salary for their services as Managers or as members of committees, but by resolution of the Managers a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any Manager from serving the Company in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.
IV. LIMITED LIABILITY
     4.1 Limited Liability.
          (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Authorized Person, any other Authorized Person, the Managers, the Officers and the Member(s) (each a “Covered Person” and, collectively, the “Covered Persons”) shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Authorized Person, a Manager, an Officer or the Member(s) of the Company.
          (b) Except as otherwise expressly required by the Act, or other applicable law, the Member(s), in its capacity as Member(s) of the Company, shall have no liability in excess of (i) the amount of its capital contributions to the Company, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.
     4.2 Exculpation.
          (a) No Covered Person shall be liable to the Company, the Member(s) or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.
          (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person’s or entity’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member(s) might be properly paid.
     4.3 Indemnification. To the full extent permitted by the Act or other applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 4.3 shall be provided out of and to the extent of Company assets only, and the Member(s) shall have no personal liability on account thereof.
     4.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 4.3 hereof.
     4.5 Insurance. The Company may purchase and maintain insurance to the extent and in such amounts as the Managers shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other persons as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement. The Managers and the Company may enter into indemnity contracts with Covered Persons and such other persons as the Managers shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 4.4 hereof and containing such other procedures regarding indemnification as are appropriate.
V. ACCOUNTING
     5.1 Books and Records. At all times during the continuation of the Company, the Managers shall keep or cause to be kept true and full books of account and all other records necessary for recording the Company’s business and affairs in compliance with applicable laws.
     5.2 Fiscal Year. The fiscal year of the Company shall end on December 31.
     5.3 Bank Accounts. All funds of the Company shall be deposited in its name in such checking, savings or other account as shall be designated from time to time by the Managers. Withdrawals therefrom shall be made upon such signature or signatures as the Managers may designate.
     5.4 Income Tax Returns and Elections. The Company shall provide the Member(s) information on the Company’s taxable income or loss that is relevant to reporting the Company’s income as well as other filings, forms or other information required by federal or state taxing and regulatory authorities. This information shall also show the Member’s (Members’) distributive share of each class of income, gain, loss or deduction. This information shall be furnished to the Member(s) as soon as possible after the close of the Company’s taxable year. All elections required or permitted to be made by the Company under the Internal Revenue Code of 1986, as amended (the “Code”) shall be made by the Member(s).

     5.5 Taxation as a Partnership. The Company shall elect to be treated as a partnership for U.S. federal and state income tax purposes.
     5.6 Loans to the Company. The amount of a loan, if any, made to the Company by a Member(s) shall not be considered a contribution to capital of the Company nor shall making of such loan entitle such Member(s) to an increased share of the profits or losses to be made pursuant to the provisions of this Agreement. All such loans shall be documented by a promissory note of the Company and shall bear interest at the rate, and be subject to the other terms, agreed to by the lending Member(s).
VI. MERGER/CONVERSION
     6.1 Merger/Conversion. The Company may merge with, consolidate into, or convert into another Delaware limited liability company or other business entity (as defined in Section 18-209 of the Act) upon the approval of the Member(s).
VII. DISSOLUTION AND TERMINATION
     7.1 Dissolution.
          (a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events: (i) the written consent of the Member(s) to dissolve the Company, (ii) upon the sale by the Company of all or substantially all of its right, title, or interest in and to the Company property and the receipt by the Company of the purchase price in full or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
          (b) In the event of a dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

     7.2 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member(s) in the manner provided for in this Agreement and the Certificate of Formation shall have been canceled in the manner required by the Act.
     7.3 Claims of the Member(s). The Member(s) shall look solely to the Company’s assets for the return of its capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Member(s) shall have no recourse against the Company.
VIII. MISCELLANEOUS
     8.1 Certificate of Percentage Interest. The Member(s) shall be entitled to one or more certificates (“Certificates of Percentage Interest”), signed by an authorized officer of the Company, which shall certify the percentage interest held by it in the Company.
     8.2 Transferability of Certificate of Percentage Interest. A Certificate of Percentage Interest in the Company shall be transferable upon the books of the Company.
     8.3 Lost, Stolen or Destroyed Certificate of Percentage Interest. The Company may issue a new Certificate of Percentage Interest in the Company in place of any such certificate previously issued by it and alleged to have been lost, stolen or destroyed.
     8.4 Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of, or otherwise affect, those portions of this Agreement which are valid, enforceable and legal.
     8.5 Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one original.
     8.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.
     8.7 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
     8.8 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member(s).
* * *
     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of August 11, 2006.

CONWOOD HOLDINGS, INC.,
a Delaware corporation

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Vice President and Secretary

EXHIBIT A
TO
LIMITED LIABILITY COMPANY AGREEMENT
OF
CONWOOD COMPANY, LLC
Certificate of Formation
[See Attached]